EXHIBIT 23





CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 18, 1996, which appears on page A-3 of the Appendix to the 1996 Annual Meeting Proxy Statement of Caterpillar Inc., which is incorporated by reference in Caterpillar Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule listed in Item 14(a) of such Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Finanical Statement Schedule listed in
Item 14(a) of such Annual Report on Form 10-K.






PRICE WATERHOUSE LLP


Peoria, Illinois
May 8, 1996